Exhibit 23.2

Exhibit 23.2 July 29, 2021 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Commissioners: We are aware that our report dated July 29, 2021 on our review of interim financial information of Credit Suisse AG and its subsidiaries (the “Bank”), which is included in this Current Report on Form 6-K, is incorporated by reference in the Registration Statement on Form F-3 (No. 333-238458) and in the Registration Statements on Form S-8 (No. 333-101259, No. 333-208152 and No. 333-217856) of the Bank. Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), such report should not be considered a part of such registration statements and is not a report within the meaning of Sections 7 and 11 of the Act. Very truly yours, /s/ PricewaterhouseCoopers AG Zurich, Switzerland July 29, 2021